Exhibit 99.1

FOR IMMEDIATE RELEASE

Medical Exercise Inc. Signs First Franchise in Regina, Canada

ST PETERSBURG, FL — May 6, 2026 — Medical Exercise Inc. is proud to announce a transformative leap in the global health span market with the signing of its first OnCore Longevity Center franchise agreement. Degco Fitness Ventures Ltd., a company owned by our President, intends to open its flagship Canadian facility at 4057 Albert Street, Regina, SK, with operations projected to commence in September 2026.

This announcement coincides with the launch of the company’s new digital home, www.oncorelongevity.com, and a total strategic realignment. Medical Exercise Inc. has officially completed its exit from the back pain treatment market, including the sale of all related equipment, to focus exclusively on becoming the global leader in integrated longevity science.

The 4 OnCore Pillars: A Scientific Blueprint for Longevity

The OnCore Longevity Center business model is built upon four foundational pillars designed to optimize human performance and systemic health through a data-driven, medical-grade approach:

1.	Exercise (Precision Strength): Utilizing state-of-the-art EGYM equipment, members engage in high-intensity strength training. This AI-driven hardware adapts in real-time to the user’s capabilities, ensuring maximum muscle fiber recruitment and metabolic impact.

2.	Nutrition (Powered by Gemini AI): OnCore has integrated Gemini AI to provide members with hyper-personalized, real-time nutritional coaching. This adaptive intelligence processes individual biometric data to offer precise dietary interventions that evolve with the member’s progress.

3.	Assessments (Continuous Monitoring): Longevity is measured, not guessed. The center features ongoing diagnostic assessments to track biological age markers, body composition, and functional strength, ensuring every program is validated by data.

4.	Medical Support (Clinical Integration): Through exclusive medical partnerships, OnCore facilitates access to advanced therapies, including hormone optimization and medically supervised weight loss medications (GLP-1s), bridging the gap between the gym and the clinic.

A New Era for Medical Exercise Inc.

“The opening of the Regina center under my leadership represents the future of the fitness industry,” said Matthew Degelman, President of Medical Exercise Inc. “By combining EGYM technology with Gemini AI and clinical medical support, we are moving past ‘general fitness’ and into ‘precision longevity.’ Our exit from the back pain market allows us to commit 100% of our resources to this superior, integrated model.”

About Degco Fitness Ventures Ltd.

Led by our President Matthew Degelman, Degco Fitness Ventures Ltd. is a Saskatchewan-based corporation dedicated to pioneering high-performance health solutions. As the first OnCore franchisee, Degco is set to redefine the wellness landscape in Western Canada.

For more information, visit: www.oncorelongevity.com

Media & Franchise Contact: Matthew Degelman, President

Email: matt@oncorelongevity.com